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                                  EXHIBIT 4(c)

                       Form of Variable Annuity Contract
                             Form No. VVAPA U 1101

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                       AUSA Life Insurance Company, Inc.
                           Variable Annuity Contract

                       AUSA Life Insurance Company, Inc.
                     (Herein referred to as the "Company")
                     Home Office: Purchase, New York 10577


FLEXIBLE PREMIUM VARIABLE ANNUITY
NON-PARTICIPATING

AUSA Life Insurance Company, Inc. (the "Company") has issued this Contract in consideration of the application and the Initial Premium Payment.

This is a legal Contract between the Owner and the Company. AUSA Life Insurance Company, Inc. agrees to provide the benefits and other rights described in this Contract in accordance with this Contract. Please read it carefully.

This Contract permits the accumulation of funds on a tax-deferred basis and provides a periodic Annuity Payment for the life of the Annuitant or for a certain period of time. Payments start on the Income Date.

Benefits based on the performance of the Separate Account are variable and are not guaranteed as to amount.

The smallest annual rate of investment return which would have to be earned on the assets of the Separate Account so that the dollar amount of Variable Annuity Payments will not decrease is 4.40%. A daily charge corresponding to an annual charge of .20% per year is applied to the assets of the Separate Account by the Company, plus a yearly administration charge of .10%. Contracts with Initial Premium Payments of less than $25,000 will be charged an annual fee of $25 upon issue and $25 each subsequent year if the Accumulated Value remains below $25,000.

RIGHT TO CANCEL CONTRACT - FREE LOOK PERIOD
If for any reason the Contract Owner is not satisfied with the Contract, he or she may return it to the Company within 30 days from the date of receipt along with a written request to cancel. It may be returned by delivering or mailing it to Vanguard Annuity and Insurance Services (administrator for the Company), P.O. Box 1105, Valley Forge, PA 19482. If returned, the Contract shall be void from the Contract Date and the Company will refund the Accumulated Value as of the date the notice is received.

Signed for the Company at the Home Office.


Craig D. Vermie                         Tom Schlossberg
Secretary                               President



VVAPA U 1101

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                               TABLE OF CONTENTS


I. Contract Schedule Page...................................................  4

II. Definitions.............................................................  5

III. Premium Payments, Options, Benefits....................................  6

        Initial Premium Payments and Subsequent Premium Payments............  6
        Administrative/Maintenance Fee......................................  7
        Mortality and Expense Risk Fee......................................  7
        The Separate Account................................................  7
        Subaccounts.........................................................  8
        Premium Allocation to the Subaccounts...............................  8
        Accumulated Value ..................................................  8
        Transfers ..........................................................  8
        Automatic Asset Rebalancing.........................................  8
        Automatic Exchange Service..........................................  9
        Transfer Limitations................................................  9
        Partial Withdrawals.................................................  9
        Surrenders..........................................................  9

IV. Annuity Payout Option Benefits..........................................  9

        Choosing an Option..................................................  9
        Selecting or Changing the Income Date............................... 10
        Annuity Tables...................................................... 10
        Annuity Payment Options............................................. 10
        Adjusted Annuitant Age.............................................. 11
        Fixed Annuity Payment Option........................................ 11
        Determination of a Fixed Payment.................................... 11
        Variable Annuity Payment Option..................................... 11
        Determination of the First Variable Payment......................... 11
        Determination of Subsequent Variable Payments....................... 11

V. Death Benefits and Options............................................... 12

        The Death Benefit................................................... 12
        Beneficiary......................................................... 12
        Death prior to Income Date (in the Accumulation Phase).............. 12
        Owner and Annuitant are the Same.................................... 12
        Owner and Annuitant are Different and the Owner Dies................ 12
        Owner and Annuitant are Different and the Annuitant Dies............ 13
        Death on or After the Income Date (in the Income Phase)............. 13
        If the Owner dies................................................... 13
        If the Annuitant dies............................................... 13

VI. General Contract Provisions............................................. 13

        The Contract........................................................ 13
        Ownership of the Contract............................................13
        Beneficiary Change.................................................. 14
        Deferment of Payment................................................ 14
        Non-Participating................................................... 14
        Assignments......................................................... 14

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        Incontestability.................................................... 14
        Quarterly Statements................................................ 14
        Misstatement of Age or Gender....................................... 14
        Contract Amendment.................................................. 14

VII. Annuity Tables......................................................... 14


Please address all correspondence to the address listed below. Vanguard Annuity and Insurance Services is the administrator for AUSA Life Insurance Company, Inc. Please include the Contract number on all correspondence in order to facilitate the processing of the request.

                    Vanguard Annuity and Insurance Services
                                 P.O. Box 1105
                          Valley Forge, PA 19482-1105

                                       Or

                       AUSA Life Insurance Company, Inc.
                             4 Manhattanville Road
                               Purchase, NY 10577

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                           I. CONTRACT SCHEDULE PAGE

                    CONTRACT NUMBER:
                                    ------------------------

Contract Owner:                                   SSN/TIN:
                ----------------------------------        ---------------------

Joint Owner:                                      SSN/TIN:
            --------------------------------------        ---------------------

Owner's Designated Beneficiary:                 Relationship:
                               -----------------             ------------------

Annuitant:                               Date of Birth:    /     /    Sex:
          -------------------------------              ---- ----- ----    -----

Joint Annuitant:                         Date of Birth:    /     /    Sex:
                -------------------------              ---- ----- ----    -----

Annuitant's Beneficiary:                        Relationship:
                        ------------------------             ------------------

Annuitant's Secondary Beneficiary:             Relationship:
                                  -------------             -------------------

Contract Date:    /    /                             Income Date:    /    /
              ---- ---- ----                                     ---- ---- ----

                Initial Premium Payment $
                                         -----------------------

The Vanguard Variable Insurance Fund consists of the following Portfolios, all of which are available for investment through the Contract. The allocation of the Initial Premium Payment chosen by the Owner is listed below:

       Money Market Portfolio (64)....................................0%
       Total Bond Market Index Portfolio (67).........................0%
       High Yield Bond Portfolio (146)................................0%
       Short Term Corporate Portfolio (144)...........................0%
       Balanced Portfolio (69)........................................0%
       Diversified Value Portfolio (145)..............................0%
       Equity Income Portfolio (08)...................................0%
       Equity Index Portfolio (68)....................................0%
       Growth Portfolio (10)..........................................0%
       Mid-Cap Index Portfolio (143)..................................0%
       REIT Index Portfolio (147).....................................0%
       Small Company Growth Portfolio (160)...........................0%
       International Portfolio (86)...................................0%

Mortality and Expense Risk Fee:                                         .20%
Annual Administrative Fee:                                              .10%
Annual Fee (for Contracts with Accumulated Value less than $25,000):    $25.00

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                                II. Definitions

Accumulation Phase - This is the phase during which Premium Payments (purchases) are invested in the various Subaccounts selected by the Owner.

Accumulation Unit - A unit of measure used to calculate the Accumulated Value of the Contract during the Accumulation Phase. Premium Payments are used to purchase Accumulation Units in the Subaccounts chosen by the Owner. The value of the Accumulation Units increases or decreases in relation to the investment experience of the underlying Portfolio(s).

Annuitant (or Joint Annuitant) - The person designated by the Owner, upon whose life any Annuity Payments are determined and upon whose death a Death Benefit becomes payable.

Annuity Payment Option - One of several ways in which the Accumulated Value of this Contract can be paid out. The Owner can choose to receive regular payments for the Annuitant's lifetime, or regular payments for a certain period of time. Under a Fixed Annuity Payment Option, the dollar amount of each Annuity Payment does not change over the time period selected. Under a Variable Annuity Payment Option, the dollar amount of the Annuity Payment is dependent on the investment experience of the Subaccounts chosen by the Owner.

Annuity Payment - One of a series of regular payments made under one of the Annuity Payment Options.

Annuity Tables - The Tables included in this Contract provide (for each $1,000 of Accumulated Value) the guaranteed minimum amount of monthly Fixed Annuity Payments or the first monthly Variable Annuity Payment on which all future payments are based.

Annuity Unit - A unit of measure in the Income Phase that is used to calculate Variable Annuity Payments. When a Variable Annuity Payment Option is chosen, Accumulation Units are converted into Annuity Units, which determine the amount of future payments based on the performance of the underlying Portfolio(s) selected.

Assumed Interest Rate (AIR) - The annual rate used to calculate the first payment under a Variable Annuity Option.

Automatic Asset Rebalancing - Prior to the Income Date, the Owner may designate the Company to make automatic transfers in the invested Subaccounts in order to maintain a desired allocation. Transfers can occur on a monthly, quarterly, semi-annual or annual basis, as elected by the Owner.

Automatic Exchange Service - Prior to the Income Date, the Owner may elect to automatically transfer a specified amount from one Subaccount to any other Subaccounts. Transfers can occur on a monthly, quarterly, semi-annual, or annual basis, as elected by the Owner.

Business Day - Each day the New York Stock Exchange is open for trading.

Company - AUSA Life Insurance Company, Inc.

Contract Anniversary - The annual date that coincides with the Contract Date.

Contract Date - The effective (or issue) date for this Contract.

Contract Owner (or Joint Owner) - The individual (or non-natural person) designated on the Contract Schedule Page who exercises the rights of ownership under this Contract.

Contract Year - A period of 12 months starting with the Contract Date or any Contract Anniversary.

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Death Benefit - The Accumulated Value payable to the Annuitant's
Beneficiary(ies) upon the death of the Annuitant and the Joint Annuitant, if applicable.

Free Look Period - The period during which this Contract can be cancelled by the Owner.

Fund - The Vanguard Variable Insurance Fund, an open-end, diversified investment company offered by The Vanguard Group, Inc., and in which the Separate Account invests.

Guaranteed Interest Rate - The rate used in the Annuity Tables to determine the minimum Fixed Annuity Payments guaranteed by the Contract.

Income Date - The date the Income Phase begins and Annuity Payments start.

Income Phase - The period during which the Owner (or his or her designated Payee) receives regular Annuity Payments on a fixed or variable basis (or a combination of both) for various periods of time, in accordance with the Annuity Payment Option selected.

Initial Premium Payment - The first payment made to purchase this Contract.

Owner's Designated Beneficiary - The person (or non-natural person) designated by the Owner to receive the Accumulated Value of the Contract upon the death of the Owner.

Partial Withdrawal - Any amount equal to or greater than $250 that the Owner may remove from the Accumulated Value at any time after the Free Look Period and prior to the Income Date. The Accumulated Value of the Contract will be reduced by the amount of any Partial Withdrawal.

Payee - The person (or non-natural person) designated by the Owner to whom any benefits are to be paid.

Premium Payment - Any amount the Owner invests in this Contract.

Primary Annuitant's Beneficiary - The person (or non-natural person) designated by the Owner to receive the Death Benefit upon the death of the Annuitant and Joint Annuitant, if applicable.

Secondary Annuitant's Beneficiary - The person (or non-natural person) designated by the Owner to receive the Death Benefit if the Primary Beneficiary should die prior to the Annuitant and Joint Annuitant, if applicable.

Separate Account - The Separate Account consists of assets segregated by the Company and invested in the Fund. The investment performance of the Separate Account is independent of the performance of the general assets of the Company.

Subaccount - A portion of the Separate Account which invests in shares of one Portfolio. The investment performance of each Subaccount is directly linked to the investment performance of the corresponding Portfolio of the Fund.

Transfer - A Transfer is the exchange of assets from one Subaccount to another. This results in the redemption of units from one Subaccount and the purchase of units in another Subaccount. Transfer limitations may apply and are detailed in the Transfers section of the Contract.

                    III. Premium Payments, Options, Benefits

Initial Premium Payments and Subsequent Premium Payments - The Initial Premium Payment for this Contract must be a minimum of $5,000. Subsequent Premium Payments may be made at any time during the Accumulation Phase (prior to the Income Date) and must be at least $250. Premium in excess of

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$5,000,000 may require Company approval. The Company reserves the right to limit the amount of any initial or subsequent Premium Payments.

Administrative/Maintenance Fee - An annual administrative fee is assessed daily at a rate of .10% annually to offset the costs of maintaining the Contract and the Separate Account. In addition, Contracts with Initial Premium Payments of less than $25,000 will be charged an annual fee of $25 upon issue and $25 each subsequent year if the Accumulated Value remains below $25,000.

Mortality and Expense Risk Fee - The Company charges a fee assessed daily at a rate of .20% annually in compensation for bearing certain mortality and expense risks under the Contract.

The Separate Account - The Separate Account is a unit investment trust registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940 (the "1940 Act"). Such registration does not signify that the SEC supervises the management or the investment practices or policies of the Separate Account.

The Separate Account operates under New York law. The Company owns the assets of the Separate Account, and the obligations under the Contract are obligations of the Company. These assets are held separately from the other assets of the Company. The Company will maintain in each Separate Account assets with a value at least equal to the amounts accumulated in accordance with the applicable agreements with respect to such Separate Account and the reserves for annuities in the course of payment that vary with the investment experience of such Separate Account.

The Company will always keep assets in the Separate Account with a value at least equal to the total Accumulated Value under the Contracts. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited to or charged against it without regard to the Company's other income, gains or losses.

Assets are invested in the Separate Account for this Contract, as well as assets for other variable annuity policies. The Company's liability under any Contract guarantees is limited to the Contract Owner's interest in the assets allocated to the Separate Account. The investment performance of the Separate Account is entirely independent of the investment performance of the Company's general account assets or any other Separate Account the Company maintains.

The Company will determine the value of the assets in the Separate Account at the end of each Business Day. In order to determine the value of an asset on a day that is not a Business Day, the Company will use the value of that asset as of the end of the next Business Day on which trading takes place.

The Company will determine the value of the reserves for assets in the Separate Account at the end of each Business Day. In order to determine the value of reserves for assets on a day that is not a Business Day, the Company will use the value of that asset as of the end of the prior Business Day on which trading took place.

The Separate Account is divided into Subaccounts. Each Subaccount invests exclusively in shares of one of the portfolios. The Separate Account meets the definition of a "separate account" under rule 0-1(e)(1) of the 1940 Act.

We reserve the right, subject to regulations governing the Separate Account, to transfer assets of a Subaccount, in excess of the reserves and other Contract liabilities with respect to that Subaccount, to another Subaccount or to our General Account.

The Company further reserves the right, when permitted by law to:

1) deregister the Separate Account under the Investment Company Act of 1940;
2) manage the Separate Account under the direction of a committee at any time;

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3) restrict or eliminate any voting rights of Contract Owners or other persons who have voting rights as to the Separate Account;
4) combine the Separate Account with one or more other Separate Accounts;
5) create new Separate Accounts;
6) add new Subaccounts to or remove existing Subaccounts from the Separate Account, or combine Subaccounts; and
7) add new underlying mutual funds, remove existing mutual funds, or substitute a new fund for an existing fund.

Subaccounts - Each Subaccount will invest only in a single Portfolio. The minimum investment required for each Subaccount selected is $1,000.

Premium Allocation to the Subaccounts - The Owner may specify what portion of any Premium Payments will be allocated among which Subaccounts. All allocations must be in whole number percentages and a minimum of $1,000.

The Company will immediately invest any Initial Premium Payments in the Accumulation Phase by purchasing Accumulation Units in the chosen Subaccounts on the Business Day the Company receives the Premium Payment. The Owner may change the premium allocation percentages at any time. Any change will take effect on the Business Day the notice is received.

Accumulated Value - The Accumulated Value on any Business Day is equal to the Initial Premium Payment plus any additional Premium Payments received; less

     -  applicable administration and Mortality and Expense Fees;
     -  the annual maintenance fee (for accounts valued under $25,000 only);
     -  any Partial Withdrawals;
     -  premium taxes, if applicable;

plus any increase or decrease in the value of the Subaccount(s). The Value of the Subaccount(s) are based on the value of the Separate Account assets which are not guaranteed as to fixed dollar amounts and will increase or decrease in value based on investment results.

Transfers - The Owner can choose to transfer assets from one Subaccount to another during the Accumulation Phase and the Income Phase. A Transfer in the Accumulation Phase will result in the redemption of Accumulation Units from one Subaccount and the purchase of Accumulation Units in another Subaccount. During the Income Phase, Annuity Units are transferred among the Subaccounts and are recalculated in the Subaccounts in which the Transfer occurred. Transfers will be processed with the Accumulation and/or Annuity Unit Value as of the Business Date the request is received.

1) A Transfer request must be in writing. If a Transfer request is received prior to the close of the New York Stock Exchange (generally 4:00 p.m. Eastern time), it will be processed at the close of business that day. Any Transfer requests received after the close of the New York Stock Exchange will be processed at the close of the next Business Day.

2) The minimum amount the Owner may Transfer from a Portfolio is $250. During the Income Phase, there is no minimum amount.

3) The $1,000 minimum Subaccount balance requirement must be satisfied at all times during the Accumulation Phase.

Automatic Asset Rebalancing - During the Accumulation Phase, the Owner can automatically rebalance the amounts invested in the Subaccounts in order to maintain a desired allocation. This rebalancing occurs automatically on a date selected by the Owner and can take place on a monthly, quarterly, semi-annual or annual basis. Rebalancing can be started, stopped or changed at any time

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Automatic Exchange Service - During the Accumulation Phase, the Owner may elect to automatically Transfer a specified amount from one Subaccount to any other Subaccounts. The automatic Transfers can occur on a monthly, quarterly, semi-annual, or annual basis. Transfers will continue for the specified period of time, or until the elected Subaccount is depleted.

Transfer Limitations - The Fund's Transfer privilege is not intended to afford a means to speculate on short-term movements in the market. Because excessive Transfers can disrupt the management of the Fund and can increase transaction costs, Transfers are limited as follows:

1) The Company may limit substantive redemptions from a Portfolio followed by a purchase back into the same Portfolio (not including the Money Market Portfolio) to two during any 12-month period. This covers transactions accomplished by any combination of methods, including transactions conducted by check, wire, or Transfer to or from another Vanguard Fund.

     "Substantive" means a dollar amount that the portfolio manager determines, in its sole discretion, could adversely affect the management of the Fund.

2)   The Company may refuse a Transfer request at any time, for any reason.

Partial Withdrawals - At any time after the Free Look Period and prior to the Income Date, the Owner may make Partial Withdrawals from the Accumulated Value of the Contract. Partial Withdrawals are subject to the following:

1)   The minimum Partial Withdrawal amount is $250.

2) Partial Withdrawals will be deducted from the allocated Subaccounts on an equal (pro rata) basis unless otherwise directed by the Owner.

3) If the Partial Withdrawal reduces the Accumulated Value in a particular Subaccount to less than $1,000, the remaining balance will be transferred to the other Subaccounts under the Contract on an equal (pro rata) basis. If a Partial Withdrawal reduces the Accumulated Value of the Contract to less than $1,000, the Company reserves the right to liquidate the Contract. The Owner will be notified if the balance falls below $1,000 and will be given 60 days in which to make an additional Premium Payment to increase the Accumulated Value to at least $1,000.

4)   Partial Withdrawals are not permitted after the Income Date.

Surrenders - At any time prior to the Income Date, the Owner may fully surrender this Contract. Full surrender requests must be received in writing and will be processed as of the Business Day the notice is received. The Owner will receive the Accumulated Value of the Contract. After the Income Date, no full surrenders are permitted.

                       IV. Annuity Payout Option Benefits

Choosing an Option - Before the Income Date, the Owner may choose or change any Annuity Payment Option. However, if an election to receive payments under one of the Annuity Payment Options is not made before the Income Date, the Company will begin Annuity Payments to the Owner (or to the Annuitant, if the Owner is a non-natural person) on the Income Date. In that case, the Annuity Payments will be made with an Annuity Payment Option that provides a life annuity with Annuity Payments guaranteed for 10 years.

If on the Income Date the Accumulated Value of the Contract is less than $2,000, the Company has the right to pay that amount in a lump sum.

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Selecting or Changing the Income Date - The Income Date may be advanced or deferred by the Owner. To advance or defer the Income Date, a request must be made in writing to the Company before the current Income Date and may only be made during the Annuitant's lifetime. The Owner may also elect an Annuity Payment Option at that time. The Income Date may not be earlier than the first day of the calendar month coinciding with or next following the first Contract Anniversary.

In no event may the Owner defer the Income Date later than the first day of the month following the Annuitant's 90th birthday, or 10 years from the Contract Date, whichever is later.

Annuity Tables - The Annuity Tables (see Section VII) show the guaranteed minimum monthly payment amounts for each $1,000 of Accumulated Value for a Fixed Annuity Payment, based on a Guaranteed Interest Rate of 3.25%. Fixed Annuity Payments are guaranteed to be no less than the amount provided in the Tables. The Annuity Tables also show the amount of monthly payment for each $1,000 of Accumulated Value for calculation of the first payment of a Variable Annuity Payment, based on the AIR of 4%.

For life contingent payment options, the Company uses the Annuity 2000 Mortality Table projected for mortality improvement using Projection Scale G (50% of the female scale G factors were used, while 100% of the male scale factors were used). The rates were projected dynamically with an assumed commencement date of 2005.

The Company may at the time of election of an Annuity Payment Option, offer more favorable rates in lieu of the guaranteed rates shown in the Annuity Tables.

Fixed Annuity Payments at the time of their commencement will not be less than those which would be provided by the application of the Accumulated Value to purchase any single consideration immediate annuity contract (as described in Section 4223 (a)(1)(E) of New York Insurance Law) offered by the Company at the time to the same class of Annuitant.

Annuity Payment Options - The Owner may elect an option with an Annuity Payment on a fixed or variable basis, or a combination of both at any time prior to the Income Date. The Company will require proof of the Annuitant's age before any payments are made and may also require proof that the Annuitant is living. After an Annuity Payment Option is selected and Annuity Payments begin, it may not be changed. Once an Annuity Payment Option is selected, the entire Accumulated Value of the Contract must be allocated to the Income Phase.

1) Life Only Annuity - Annuity Payments are made to the designated Payee for the life of the Annuitant, ceasing with the last payment due prior to the Annuitant's death. There are no payments to a Beneficiary.

2) Life Annuity with 120, 180, 240, or 360 Monthly Payments Certain - Annuity Payments are made to the designated Payee for the life of the Annuitant with 120, 180, 240, or 360 months guaranteed. If the Annuitant should die within the guaranteed period, the payments would continue for the remainder of that period to the Beneficiary. If the Annuitant dies after the guaranteed period, there are no payments to the Beneficiary.

3) Joint and 100% Last Survivor Annuity - Annuity Payments are made for the life of two Annuitants and thereafter for the life of the survivor, ceasing with the last payment due prior to the survivor's death. There are no payments to a Beneficiary. This option is also available as a 50% or 75% Last Survivor Annuity.

4) Period Certain Annuity - Available with a Fixed Annuity Payment only, this option provides Annuity Payments that are made to the Payee for a designated period, which may be from 10 to 30 years. Annuity Payments are guaranteed for the Period Certain elected. If the Annuitant should die within the guaranteed period, the payments would continue for the remainder of that period to the Beneficiary. If the Annuitant dies after the guaranteed period, there are no payments to the Beneficiary.

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Other Annuity Payment Options may be available upon request.

Adjusted Annuitant Age - Annuity Payments under Options 1, 2, and 3 are based on the Adjusted Age of the Annuitant. The Adjusted Age is the Annuitant's actual age on the Annuitant's nearest birthday, at the Income Date, adjusted as follows:

                    Income Date             Adjusted Age
                    -----------             ------------
                    Before 2010             Actual Age
                    2010-2019               Actual Age minus 1
                    2020-2026               Actual Age minus 2
                    2027-2033               Actual Age minus 3
                    2034-2040               Actual Age minus 4
                    After 2040              Determined by the Company

Fixed Annuity Payment Option - This option provides a fixed payment that does not change over the time period selected. Once this option is selected, the Accumulated Value of the Contract is transferred from the Separate Account to the Company's General Account to fund all future payments. No further Transfers are possible.

Determination of a Fixed Payment - The amount of the Fixed Annuity Payment will depend on the Accumulated Value of the Contract and the Annuity Payment Option selected. If a life income option is selected, the amount will also depend on the age and gender of the Annuitant and the Joint Annuitant, if applicable.

The amounts shown on the Annuity Tables (in Section VII) represent only the guaranteed minimum for each Annuity Payment, based on an interest rate of 3.25%. The minimum payment amount is $100. The number of payments per year may be adjusted to maintain this minimum amount.

Variable Annuity Payment Option - This option provides a variable payment that fluctuates with the investment performance of the Subaccounts chosen by the Owner over the period selected.

Determination of the First Variable Payment - The Annuity Tables for this option illustrate the minimum amount of a monthly Annuity Payment for each $1,000 of Accumulated Value. The Tables are based on the AIR of 4%.

If the investment performance of the selected Subaccounts exceeds 4.40% (on an annualized basis) in any period, the Annuity Payment amount will increase. Conversely, in any period investment performance falls below 4.40%, the Annuity Payment amount will decrease.

The first Variable Annuity Payment is based on the Accumulated Value of the Contract on the Income Date. The minimum payment amount is $100. The number of payments per year may be adjusted to maintain this minimum amount.

Determination of Subsequent Variable Payments - The amount of each subsequent Annuity Payment is determined by means of Annuity Units. The number of Annuity Units is determined by dividing the first Annuity Payment by the Annuity Unit value for the selected Subaccount(s) on the Income Date.

The dollar amount for each subsequent payment is equal to the number of Annuity Units multiplied by the current Annuity Unit Value for the Subaccount(s). The Annuity Payment amount changes as the Annuity Unit Values change according to the investment performance of the underlying Subaccounts. If a Transfer is made, the Annuity Units are recalculated.

Once Annuity Payments begin, neither expenses actually incurred other than taxes on the investment return, nor mortality actually experienced by the Company, shall adversely affect the dollar amount of Variable Annuity Payments to any Annuitant for whom such payments have commenced.

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                          V. Death Benefit and Options

The Death Benefit - The Death Benefit is the Accumulated Value of the Contract and only becomes payable to the Primary Annuitant's Beneficiary (Beneficiary) upon the death of the Annuitant and the Joint Annuitant, if applicable. The Death Benefit will be calculated on the date the following are received by the
Company:

1)   Proof of Death acceptable to the Company; and
2)   all Company claim forms, fully completed by the Beneficiary(ies).

Proof of Death acceptable to the Company may be:

1)   a certified copy of the death certificate;
2) a certified decree of a court of competent jurisdiction as to the finding of death;
3)   a written statement by a medical doctor who attended the deceased;
4)   any other proof satisfactory to the Company.

Beneficiary - Unless the Owner has made other provisions, multiple Beneficiaries will share equally in the Contract. If one of two or more Beneficiaries predeceases the others, that share of the Contract will be paid equally to the survivor(s).

If the Beneficiary dies at the same time as the Owner and/or the Annuitant, it will be treated as the Beneficiary died first, and the Accumulated Value will become payable to the estate of the deceased. If a Beneficiary dies within 15 days after the Owner and/or Annuitant's death and before the Company receives due proof of the death, it will be treated as the Beneficiary died first and the Death Benefit will become payable to the estate of the deceased.

If a Secondary Annuitant's Beneficiary is named, he or she will become the Primary Annuitant's Beneficiary if the Primary Annuitant's Beneficiary predeceases the Annuitant.

The Accumulated Value becomes payable contingent upon the relationships between the Owner, Annuitant, Beneficiary, and Owner's Designated Beneficiary. After the Company receives Proof of Death of the Annuitant and/or Owner prior to the Income Date along with the completed Company forms, the Accumulated Value will be payable as outlined below:

Death prior to Income Date (in the Accumulation Phase)

1.   Owner and Annuitant are the same
     If the Beneficiary is the surviving spouse, he or she may receive the Death Benefit; elect any available Annuity Payment Option; or continue the Contract at the Accumulated Value as the new Owner and Annuitant and name a new Beneficiary.

     If the Beneficiary is not a spouse, he or she may receive the Death Benefit; elect an Annuity Payment Option with a life option, or over a Period Certain no longer than his or her life expectancy with payments starting within one year of the date of death; or continue the Contract at the Accumulated Value as the new Owner provided that the entire Contract is distributed within five years of the date of death.

2.   Owner and Annuitant are different and the Owner dies
     When either the Owner or the Joint Owner (if applicable) of the Contract dies during the Accumulation Phase, the Contract must be distributed within five years of the date of death (pursuant to Internal Revenue Code Section 72(s)). There are two exceptions to this rule:

     If the Owner's Designated Beneficiary or Joint Owner is the spouse of the deceased Owner, he or she may elect to continue the Contract as the new Owner at the Accumulated Value in lieu of receiving the

     Accumulated Value in a lump sum payment. The new Owner may then continue the Contract and name a new Beneficiary.

     If the entire Accumulated Value of the Contract is to be distributed to the Joint Owner or the Owner's Designated Beneficiary, he or she may elect to have it paid under an Annuity Payment Option over his or her life or over a Period Certain no longer than his or her life expectancy as long as the payments start within one year of the date of death.

     If there is no Joint Owner or Owner's Designated Beneficiary, the deceased Owner's estate will become the new Owner and may elect to receive the Accumulated Value of the Contract.

3.   Owner and Annuitant are different and the Annuitant dies
     The Beneficiary may receive the Death Benefit; elect an Annuity Payment Option with a life option, or elect a Period Certain option no longer than his or her life expectancy as long as payments start within one year of the date of death, as long as the option is selected within 60 days of the date of death.

     If the Beneficiary is also the Owner of the Contract, and the spouse of the deceased, he or she may continue the Contract as Owner and Annuitant and name a new Beneficiary.

     If the Owner of the Contract is a non-natural person, then the death of the Annuitant will be treated as the death of the Owner.

Death on or after the Income Date (in the Income Phase)
Death options on or after the Income Date depend on the Annuity Payment Option selected.

1.   If the Owner dies
     If any Owner dies before the entire interest in the Contract is distributed, the remaining portion will be distributed at least as rapidly as under the method of distribution then in effect. The Joint Owner or Owner's Designated Beneficiary would have the option of changing the Payee.

2.   If the Annuitant Dies
     If the Annuitant dies on or after the Income Date, and before the end of any guaranteed period, the remaining portion of the Contract will be distributed at least as rapidly as under the method of distribution then in effect to the Beneficiary. If the Annuitant dies after the end of any guaranteed period, there are no payments to the Beneficiary.

                        VI - General Contract Provisions

The Contract - This Contract, the application, and any endorsements or riders attached to the Contract constitute the entire Contract. No insertion in or other alteration of any written application can be made by any person other than the Owner without his or her written consent, except that insertions may be made by the Company for administrative purposes only in such manner as to clearly indicate that the insertions are not to be ascribed to the Owner. All statements in the application are representations and not warranties. Nothing is incorporated by reference, unless a copy is endorsed upon or attached to the Contract.

No change in this Contract nor any waiver of rights or requirements is valid unless approved by an executive officer of the Company and evidenced by endorsement hereon, or by amendment hereto signed by such an officer.

Ownership of Contract - The Owner is the person who has the legal authority to exercise the rights within this Contract. A Joint Owner, if named, will be treated as having equal, undivided interests in the Contract. Joint Owners may not exercise ownership rights in the Contract independently of each other. The Company reserves the right to require a written request signed by both Owners for certain transactions. Any request is subject to any action taken by the Company prior to receipt of the notice.

Beneficiary Change - The Beneficiary(ies) may be changed by the Owner by written notice only. The Beneficiary(ies) may be made irrevocable by a written notice filed with and acknowledged by the Company. An irrevocable Beneficiary may only be changed with written consent of such Beneficiary. Beneficiary changes will take effect on the date the notice is signed, subject to receipt by the Company.

Deferment of Payment - If a lump sum or cash withdrawal is to be paid from the Separate Account, payment will be made within seven days from the date the election becomes effective. The Company may defer cases where the New York Stock Exchange is closed or the SEC has restricted trading, or when the SEC allows the Company to defer payments in order to protect its Contract Owners.

Non-Participating - This Contract does not pay dividends. It will not share in any Company profits or surplus earnings.

Assignments - The Company is not responsible for the validity of any assignment. No assignment will be recognized until the Company receives written notice from the Owner. The interest of any Beneficiary which the assignor has the right to change shall be subordinate to the interest of an assignee.

Any amount paid to the assignee shall be paid in one lump sum, notwithstanding any settlement agreement in effect at the time assignment was executed. The Company shall not be liable as to any payment or other settlement made by it before receipt of written notice.

Incontestability - This Contract is incontestable from the Contract Date, except in cases where the Annuitant's age or gender has been misstated.

Quarterly Statements - The Owner will receive a statement at least once per calendar quarter. The statements will show the Accumulated Value of the Subaccount(s), as well as any subsequent Premium Payments, Partial Withdrawals, charges or Transfers made during that quarter. The statement may also contain information as required by law or regulation. Contracts in the Income Phase will receive a confirmation of each Annuity Payment.

Misstatement of Age or Gender - If the Annuitant's age or gender has been misstated, Annuity Income Payments will be adjusted to the amount which would have been provided for the correct age or gender. If Annuity Payments have already commenced and the misstatement has caused an underpayment, the full amount due plus interest, will be paid with the next scheduled payment. If the misstatement has caused an overpayment, the amount due plus interest, will be deducted from one or more future payments until the amount is paid in full. Such underpayment or overpayment shall bear interest at 5% per year, from the date of the wrong payment to the date of the adjustment.

Contract Amendment - The Company may amend this Contract at any time by notifying the Owner in writing. These changes may be made without the approval of the Annuitant or Beneficiary, as long as the change does not result in a claim or benefit being reduced or denied to the Annuitant or Beneficiary as of the date of the change. Such amendment shall be subject to applicable notice and approval requirements of The New York State Insurance Department.

                              VII - Annuity Tables

Table 1 - This table provides the guaranteed minimum monthly payment amounts for each $1,000 of Accumulated Value for Fixed Annuity Payments, based on a guaranteed interest rate of 3.25%. The options shown here are Life Only Annuity, Life Annuity with 120 Monthly Payments Certain, and Life Annuity with 240 Monthly Payments Certain. Other ages and options such as 60, 180, or 360 months are also available.


Table       Monthly Installment    Monthly Installment     Monthly Installment
  1           for Life Only           for Life with           for Life with
            No Period Certain    10 Years Period Certain  20 Years Period Certain
Adjusted  Male    Female  Unisex  Male    Female  Unisex  Male    Female  Unisex
  Age
   50     $3.97   $3.85   $3.89   $3.95   $3.83   $3.87   $3.87   $3.79   $3.82
   51     $4.04   $3.90   $3.94   $4.01   $3.89   $3.92   $3.93   $3.84   $3.86
   52     $4.10   $3.96   $4.00   $4.07   $3.94   $3.98   $3.98   $3.89   $3.91
   53     $4.17   $4.02   $4.07   $4.14   $4.00   $4.04   $4.03   $3.94   $3.97
   54     $4.25   $4.09   $4.13   $4.21   $4.07   $4.11   $4.09   $3.99   $4.02
   55     $4.32   $4.16   $4.21   $4.28   $4.13   $4.18   $4.15   $4.05   $4.08
   56     $4.41   $4.23   $4.28   $4.36   $4.20   $4.25   $4.21   $4.11   $4.14
   57     $4.49   $4.30   $4.36   $4.44   $4.27   $4.32   $4.27   $4.17   $4.20
   58     $4.59   $4.39   $4.45   $4.52   $4.35   $4.40   $4.33   $4.23   $4.26
   59     $4.68   $4.47   $4.54   $4.62   $4.43   $4.49   $4.40   $4.29   $4.33
   60     $4.79   $4.57   $4.63   $4.71   $4.52   $4.58   $4.46   $4.36   $4.39
   61     $4.90   $4.66   $4.74   $4.81   $4.61   $4.67   $4.53   $4.43   $4.46
   62     $5.03   $4.77   $4.84   $4.92   $4.71   $4.77   $4.60   $4.50   $4.53
   63     $5.16   $4.88   $4.96   $5.04   $4.81   $4.88   $4.67   $4.57   $4.60
   64     $5.29   $5.00   $5.09   $5.15   $4.92   $4.99   $4.74   $4.64   $4.67
   65     $5.44   $5.13   $5.22   $5.28   $5.03   $5.11   $4.81   $4.72   $4.75
   66     $5.60   $5.26   $5.36   $5.41   $5.15   $5.23   $4.88   $4.79   $4.82
   67     $5.77   $5.41   $5.52   $5.55   $5.28   $5.36   $4.94   $4.87   $4.89
   68     $5.95   $5.57   $5.68   $5.69   $5.42   $5.50   $5.01   $4.94   $4.96
   69     $6.15   $5.74   $5.86   $5.84   $5.56   $5.65   $5.07   $5.01   $5.03
   70     $6.35   $5.92   $6.05   $5.99   $5.71   $5.80   $5.13   $5.08   $5.10
   71     $6.57   $6.12   $6.25   $6.15   $5.87   $5.96   $5.19   $5.14   $5.16
   72     $6.81   $6.33   $6.47   $6.32   $6.04   $6.12   $5.25   $5.21   $5.22
   73     $7.06   $6.56   $6.71   $6.49   $6.21   $6.30   $5.30   $5.27   $5.27
   74     $7.33   $6.81   $6.96   $6.66   $6.40   $6.48   $5.34   $5.32   $5.33
   75     $7.61   $7.08   $7.24   $6.84   $6.58   $6.66   $5.39   $5.37   $5.37
   76     $7.92   $7.38   $7.54   $7.01   $6.78   $6.85   $5.43   $5.41   $5.42
   77     $8.25   $7.69   $7.86   $7.20   $6.98   $7.04   $5.46   $5.45   $5.45
   78     $8.60   $8.03   $8.20   $7.38   $7.18   $7.24   $5.49   $5.48   $5.49
   79     $8.98   $8.41   $8.58   $7.56   $7.38   $7.44   $5.52   $5.51   $5.51
   80     $9.38   $8.81   $8.98   $7.74   $7.59   $7.63   $5.54   $5.54   $5.54
   81     $9.82   $9.25   $9.42   $7.92   $7.79   $7.83   $5.56   $5.56   $5.56
   82     $10.28  $9.72   $9.89   $8.09   $7.98   $8.01   $5.58   $5.58   $5.58
   83     $10.78  $10.24  $10.40  $8.26   $8.17   $8.20   $5.59   $5.59   $5.59
   84     $11.31  $10.80  $10.95  $8.41   $8.35   $8.37   $5.60   $5.60   $5.60
   85     $11.87  $11.40  $11.54  $8.56   $8.52   $8.53   $5.61   $5.61   $5.61
   86     $12.48  $12.05  $12.17  $8.70   $8.67   $8.68   $5.62   $5.62   $5.62
   87     $13.13  $12.74  $12.86  $8.84   $8.82   $8.82   $5.62   $5.62   $5.62
   88     $13.82  $13.48  $13.58  $8.96   $8.95   $8.95   $5.63   $5.63   $5.63
   89     $14.55  $14.27  $14.35  $9.07   $9.06   $9.06   $5.63   $5.63   $5.63
   90     $15.32  $15.10  $15.16  $9.17   $9.17   $9.17   $5.63   $5.63   $5.63
   91     $16.14  $15.96  $16.01  $9.26   $9.26   $9.26   $5.63   $5.63   $5.63
   92     $17.00  $16.86  $16.90  $9.35   $9.34   $9.34   $5.63   $5.63   $5.63
   93     $17.91  $17.79  $17.83  $9.42   $9.42   $9.42   $5.63   $5.63   $5.63
   94     $18.89  $18.77  $18.80  $9.49   $9.48   $9.48   $5.63   $5.63   $5.63
   95     $19.93  $19.79  $19.83  $9.54   $9.54   $9.54   $5.63   $5.63   $5.63

Table 2 - This table provides the guaranteed minimum monthly payment amounts for each $1,000 of Accumulated Value for Fixed Annuity Payments based on a guaranteed interest rate of 3.25%. The option shown here is Joint and 100% Last Survivor Annuity. This option is also available as a 50% or 75% Last Survivor Annuity. Other ages are available upon request.

Table        Monthly Installment for Joint and 100% Last Survivor
  2                         Adjusted Age of Female

Adjusted  15 Years   12 Years   9 Years   6 Years   3 Years   Same Age  3 Years
 Age of  Less Than  Less Than  Less Than  Less Than  Less Than   As    More Than
  Male      Male       Male      Male        Male     Male      Male      Male

   50      $3.22      $3.28      $3.34      $3.40     $3.46     $3.52    $3.58
   55      $3.35      $3.42      $3.50      $3.58     $3.67     $3.75    $3.83
   60      $3.52      $3.61      $3.72      $3.82     $3.94     $4.05    $4.16
   65      $3.74      $3.86      $4.00      $4.15     $4.30     $4.46    $4.61
   70      $4.03      $4.20      $4.39      $4.59     $4.80     $5.03    $5.25

Table 3 - This table provides the first monthly payment amounts for each $1,000 of Accumulated Value for the calculation of a Variable Annuity Payment, based on the AIR of 4%. The options shown here are Life Only Annuity, Life Annuity with 120 Months Period Certain, and Life Annuity with 240 Months Period Certain. Other ages and options such as 60, 180, or 360 months are available upon request.


Table      Monthly Installment     Monthly Installment     Monthly Installment
  3           for Life Only          for Life with            for Life with
            No Period Certain    10 Years Period Certain  20 Years Period Certain
Adjusted  Male    Female  Unisex  Male    Female  Unisex  Male    Female  Unisex
  Age
   50     $4.43   $4.30   $4.34   $4.41   $4.29   $4.32   $4.32   $4.24   $4.26
   51     $4.50   $4.36   $4.40   $4.46   $4.34   $4.38   $4.37   $4.28   $4.31
   52     $4.56   $4.41   $4.46   $4.52   $4.39   $4.43   $4.42   $4.33   $4.36
   53     $4.63   $4.47   $4.52   $4.59   $4.45   $4.49   $4.47   $4.38   $4.41
   54     $4.70   $4.53   $4.58   $4.65   $4.51   $4.55   $4.53   $4.43   $4.46
   55     $4.78   $4.60   $4.65   $4.73   $4.57   $4.62   $4.58   $4.48   $4.51
   56     $4.86   $4.67   $4.73   $4.80   $4.64   $4.69   $4.64   $4.54   $4.57
   57     $4.94   $4.75   $4.81   $4.88   $4.71   $4.76   $4.70   $4.60   $4.63
   58     $5.04   $4.83   $4.89   $4.97   $4.79   $4.84   $4.76   $4.66   $4.69
   59     $5.13   $4.91   $4.98   $5.06   $4.87   $4.92   $4.82   $4.72   $4.75
   60     $5.24   $5.00   $5.07   $5.15   $4.95   $5.01   $4.89   $4.78   $4.81
   61     $5.35   $5.10   $5.18   $5.25   $5.04   $5.10   $4.95   $4.85   $4.88
   62     $5.47   $5.20   $5.28   $5.36   $5.13   $5.20   $5.02   $4.92   $4.95
   63     $5.60   $5.32   $5.40   $5.47   $5.23   $5.30   $5.08   $4.98   $5.01
   64     $5.74   $5.43   $5.52   $5.58   $5.34   $5.41   $5.15   $5.05   $5.08
   65     $5.89   $5.56   $5.66   $5.71   $5.45   $5.53   $5.21   $5.12   $5.15
   66     $6.05   $5.70   $5.80   $5.84   $5.57   $5.65   $5.28   $5.19   $5.22
   67     $6.22   $5.84   $5.95   $5.97   $5.70   $5.78   $5.34   $5.27   $5.29
   68     $6.40   $6.00   $6.12   $6.11   $5.83   $5.92   $5.41   $5.34   $5.36
   69     $6.60   $6.17   $6.29   $6.26   $5.97   $6.06   $5.47   $5.40   $5.42
   70     $6.80   $6.35   $6.48   $6.41   $6.12   $6.21   $5.52   $5.47   $5.49
   71     $7.02   $6.55   $6.69   $6.57   $6.28   $6.37   $5.58   $5.53   $5.55
   72     $7.26   $6.76   $6.91   $6.73   $6.45   $6.53   $5.63   $5.59   $5.61
   73     $7.51   $6.99   $7.15   $6.89   $6.62   $6.70   $5.68   $5.65   $5.66
   74     $7.78   $7.25   $7.40   $7.06   $6.80   $6.88   $5.73   $5.70   $5.71
   75     $8.07   $7.52   $7.68   $7.24   $6.98   $7.06   $5.77   $5.75   $5.75
   76     $8.38   $7.81   $7.98   $7.41   $7.17   $7.25   $5.80   $5.79   $5.79
   77     $8.71   $8.13   $8.30   $7.59   $7.37   $7.44   $5.84   $5.83   $5.83
   78     $9.06   $8.47   $8.65   $7.77   $7.57   $7.63   $5.87   $5.86   $5.86
   79     $9.44   $8.85   $9.02   $7.95   $7.77   $7.82   $5.89   $5.89   $5.89
   80     $9.85   $9.25   $9.43   $8.12   $7.97   $8.01   $5.91   $5.91   $5.91
   81     $10.28  $9.70   $9.87   $8.29   $8.16   $8.20   $5.93   $5.93   $5.93
   82     $10.75  $10.17  $10.34  $8.46   $8.35   $8.39   $5.95   $5.95   $5.95
   83     $11.25  $10.69  $10.86  $8.62   $8.54   $8.57   $5.96   $5.96   $5.96
   84     $11.78  $11.25  $11.41  $8.78   $8.71   $8.73   $5.97   $5.97   $5.97
   85     $12.35  $11.86  $12.00  $8.92   $8.88   $8.89   $5.98   $5.98   $5.98
   86     $12.96  $12.51  $12.64  $9.06   $9.03   $9.04   $5.99   $5.99   $5.99
   87     $13.61  $13.21  $13.33  $9.19   $9.17   $9.18   $5.99   $5.99   $5.99


   88     $14.30  $13.96  $14.06  $9.31   $9.30   $9.30   $6.00   $6.00   $6.00
   89     $15.04  $14.75  $14.84  $9.42   $9.41   $9.41   $6.00   $6.00   $6.00
   90     $15.81  $15.58  $15.65  $9.52   $9.51   $9.51   $6.00   $6.00   $6.00
   91     $16.63  $16.45  $16.50  $9.61   $9.60   $9.60   $6.00   $6.00   $6.00
   92     $17.50  $17.35  $17.40  $9.69   $9.69   $9.69   $6.00   $6.00   $6.00
   93     $18.41  $18.29  $18.33  $9.76   $9.76   $9.76   $6.00   $6.00   $6.00
   94     $19.39  $19.26  $19.30  $9.82   $9.82   $9.82   $6.00   $6.00   $6.00
   95     $20.43  $20.28  $20.33  $9.88   $9.88   $9.88   $6.00   $6.00   $6.00

Table 4 - This table provides the first monthly payment amounts for each $1,000 of Accumulated Value for the calculation of a Variable Annuity Payment, based on the AIR of 4%. The option shown here is Joint and 100% Last Survivor Annuity. This option is also available as a 50% or 75% Last Survivor Annuity. Other ages are available upon request.

Table        Monthly Installment for Joint and 100% Last Survivor
  4                       Adjusted Age of Female

Adjusted  15 Years   12 Years   9 Years   6 Years   3 Years   Same Age  3 Years
 Age of  Less Than  Less Than  Less Than  Less Than  Less Than   As    More Than
  Male      Male       Male      Male       Male      Male      Male      Male

   50      $3.70      $3.75      $3.81     $3.86     $3.92     $3.98     $4.04
   55      $3.82      $3.89      $3.96     $4.04     $4.11     $4.19     $4.27
   60      $3.98      $4.07      $4.16     $4.27     $4.37     $4.48     $4.59
   65      $4.19      $4.31      $4.44     $4.58     $4.73     $4.88     $5.03
   70      $4.46      $4.63      $4.81     $5.01     $5.22     $5.44     $5.66

                       AUSA Life Insurance Company, Inc.
             Home Office: 4 Manhattanville Road, Purchase, NY 10577






                       FLEXIBLE PREMIUM VARIABLE ANNUITY
                               NON-PARTICIPATING